Exhibit 99.1

Avalo Therapeutics Receives $69.4 Million in Proceeds from the Full Exercise of Private Placement Warrants

•Proceeds from the full exercise of warrants issued in the first quarter of 2024 private placement bring the total gross proceeds from the transaction to $185 million
•Cash runway expected into at least 2027

WAYNE, PA AND ROCKVILLE, MD, November 12, 2024 – Avalo Therapeutics, Inc. (Nasdaq: AVTX), a clinical stage biotechnology company focused on the treatment of immune dysregulation, today announced that it has received $69.4 million in gross proceeds from the full exercise of the warrants issued in a March 2024 private placement.

“We appreciate the outstanding support of our investors by fully exercising their warrants from the private placement earlier this year. While our primary focus remains on the execution of our Phase 2 LOTUS trial in hidradenitis suppurativa, we are excited to expand the AVTX-009 program into additional inflammatory indications,” said Dr. Garry Neil, Chief Executive Officer and Chairman of the Board. “We are hard at work identifying our next indication, the launch and execution of which will benefit from our improved cash position and extended cash runway.”

The warrants were issued as part of the private placement in March 2024 that was led by Commodore Capital and TCGX, with participation from BVF Partners, Deep Track Capital, OrbiMed, Petrichor, and RA Capital Management. 11,967,526 warrants were issued and all have been exercised at an exercise price of $5.796933 per underlying share of common stock, resulting in gross proceeds to Avalo of $69.4 million and the issuance of 781,259 shares of common stock and 11,186.267 shares of series C non-voting convertible preferred stock. As of November 8, 2024, Avalo has 10,463,633 shares of common stock outstanding and 24,895.92 shares of series C preferred stock outstanding. Each share of series C preferred stock is convertible into 1,000 shares of common stock, subject to certain beneficial ownership limitations.

About Avalo Therapeutics

Avalo Therapeutics is a clinical stage biotechnology company focused on the treatment of immune dysregulation. Avalo’s lead asset is AVTX-009, an anti-IL-1β mAb, targeting inflammatory diseases. Avalo also has two additional drug candidates, which include quisovalimab (anti-LIGHT mAb) and AVTX-008 (BTLA agonist fusion protein). For more information about Avalo, please visit www.avalotx.com.

About AVTX-009

AVTX-009 is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a central driver in the inflammatory process. Overproduction or dysregulation of IL-1β is implicated in many autoimmune and inflammatory diseases. IL-1β is a major, validated target for therapeutic intervention. There is evidence that inhibition of IL-1β could be effective in hidradenitis suppurativa and a variety of inflammatory diseases in dermatology, gastroenterology, and rheumatology.

About the LOTUS Trial

The LOTUS Trial is a randomized, double-blind, placebo-controlled, parallel-group Phase 2 trial with two AVTX-009 dose regimens to evaluate the efficacy and safety of AVTX-009 in approximately 180 adults with moderate to severe hidradenitis suppurativa. Subjects will be randomized (1:1:1) to receive either one of two dosing regimens of AVTX-009 or placebo during a 16-week treatment phase. The primary efficacy endpoint is the proportion of subjects achieving Hidradenitis Suppurativa Clinical Response (HiSCR75) at Week 16. Secondary objectives include but are not limited to: proportion of patients achieving HiSCR50 and HiSCR90 as well as change from baseline in: International HS Severity Score System (IHS4), draining fistula count, abscess and inflammatory nodule (AN) count and patients achieving at least a 30% reduction on a numerical rating scale in Patient's Global Assessment of Skin Pain (PGA Skin Pain). The number of patients with anti-drug antibodies, safety, and tolerability will be assessed. For additional information this trial (NCT06603077), please visit www.clinicaltrials.gov.

About Hidradenitis Suppurativa

Hidradenitis suppurativa (HS) is a chronic inflammatory skin condition characterized by painful nodules, abscesses, and tunnels that form in areas of the body such as the armpits, groin, and buttocks, severely impacting the quality of life of affected individuals.1 HS is often underdiagnosed or misdiagnosed and therefore estimates of HS vary between 0.2-1.7% of the population worldwide.2-5 The exact cause of HS is not fully understood but is believed to involve a combination of genetic, hormonal, and environmental factors. While advances in treatment have been made, limited treatment options are available. IL-1β plays a crucial role in the inflammatory cascade underlying HS, contributing to tissue damage, inflammation, and disease progression. Given the involvement of IL-1β in the inflammatory process of HS, we believe therapies that target IL-1β offer a potential treatment option for HS.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the intended use of proceeds from the warrant exercise; drug development costs, timing of trials and trial results and other risks, including reliance on investigators and enrollment of patients in clinical trials; reliance on key personnel; regulatory risks; integration of AVTX-009 into our operations; general economic and market risks and uncertainties, including those caused by the war in Ukraine and the Middle East; and those other risks detailed in Avalo’s filings with the Securities and Exchange Commission, available at www.sec.gov. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

References
1Patel ZS et al. Curr Pain Headache Rep. 2017;21(12):49.
2Egeberg A, et al. JAMA Dermatol 2016;152:429–34
3Phan K, et al Biomed Dermatol 2020; 4: 2-6
4Jfri, A, et al. JAMA Dermatol. 2021;157(8):924-31
5Nguyen TV, et al. J Eur Acad Dermatol Venereol. 2021;35(1):50-61

For media and investor inquiries:

Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

or

Meru Advisors

Lauren Glaser
lglaser@meruadvisors.com